EXHIBIT 99


              UNION PACIFIC ANNOUNCES FIRST QUARTER RESULTS

  Dallas, Texas, April 23, 1998 -- Union Pacific Corporation today reported a net loss of $62 million, or $.25 per diluted share, in the first quarter, reflecting the impact of continued congestion at its railroad subsidiary, as well as the costs of its service recovery efforts. The Corporation estimates that these congestion problems reduced net income for the quarter by approximately $260 million, or $1.05 per diluted share. Net income was $128 million, or $.52 per diluted share, in the first quarter of 1997. Results for the quarter also included $18 million, or $.07 per diluted share, in one-time after-tax expenses associated with the implementation of the UP/SP merger.

   Union Pacific Railroad reported operating income of $53 million in the first quarter of 1998, compared to $353 million for the same period in 1997. As a result of the service difficulties, and the costs associated with the recovery plan, Railroad revenues were down 11 percent in the quarter, while operating costs increased 1 percent. This led to an operating ratio of 97.7, compared with 86.2 in the first quarter of 1997. During the quarter, the Railroad continued its intense efforts to alleviate congestion on its system and restore normal service levels to its customers.

  Overnite Transportation increased its first quarter operating income to $13 million, compared to break-even in the first quarter of 1997 (excluding goodwill in both periods). Continued improvement in service levels combined with a strong trucking environment to increase revenues by 20 percent. Traffic volume increased 13 percent and average prices were up 7 percent year-over-year. As a result of continued productivity improvements, Overnite's operating ratio decreased by 5.0 percentage points to 94.9.

  "This has been another difficult quarter," said Dick Davidson, Chief Executive Officer. "While congestion made the accomplishment of key merger milestones in the Gulf Coast region more difficult, we are cautiously optimistic that the Railroad is making progress in its return to normal operations. To complete our recovery, we know that we must regain the confidence of our customers through sustained consistent quality service."

  A first quarter income statement is attached.

  Media inquiries should be directed to John Bromley at Union Pacific Railroad, (402) 271-3475.

  (This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking information is based on information available at this time and is subject to risks and uncertainties that could cause actual results to differ materially from those expressed herein. Important factors that could cause such differences include, but are not limited to, whether Union Pacific Railroad is fully successful in overcoming its congestion-related problems and implementing its Service Recovery Plan, industry competition, regulatory developments, natural events such as severe weather, floods and earthquakes, the effects of adverse general economic conditions, fuel prices, labor strikes, the impact of the year 2000 systems problems and the ultimate outcome of shipper claims related to congestion, environmental investigations or proceedings and other types of claims and litigation.)

              UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES

                      STATEMENT OF CONSOLIDATED INCOME

                    For the Three Months Ended March 31

               (Dollars in Millions Except Per Share Amounts)

                                (Unaudited)



                                             1998      1997      Pct Chg

  Operating Revenues...............         $2,586       $2,810     -8
  Operating Expenses a)............          2,527        2,465     +3
                                            ------       ------
  Operating Income.................             59  b)      345    -83
  Other Income - Net...............             23           38    -39
  Interest Expense.................           (161)        (150)    +7
  Corporate Expenses...............            (26)         (28)    -7
                                            ------       ------
  Income Before Income Taxes.......           (105)         205      U
  Income Taxes.....................             43          (77)     F
                                            ------       ------
  Net Income.......................           ($62)        $128      U
                                            ======       ======
  Earnings Per Share:
   Basic...........................         ($0.25)       $0.52      U
                                            ------       ------
   Diluted.........................         ($0.25) c)    $0.52      U
                                            ------       ------

  Average Basic Shares Outstanding (MM)...   246.0        245.5      -
  Average Diluted Shares Outstanding (MM)..  247.7        247.8      -


  a) Includes one-timer merger expenses of $29 million pre-tax ($18 million after-tax or $.07 per share) in 1998, $15 million pre-tax ($9 million after-tax or $.04 per share) in 1997. Merger expenses include severance, relocation and certain other costs related to Union Pacific employees affected by the merger.


  b) Includes $419 million pre-tax ($260 million after-tax or $1.05 per share) impact of rail congestion.

  c) Accounting regulations do not allow inclusion of common stock equivalents in a loss period since they are anti-dilutive.


  April 23, 1998